Exhibit 99.1

LHC Group and Ochsner Health System Announce Joint Home Health Venture

Definitive Agreement Signed; Affects 1.6 Million Residents in Southeast Louisiana

LAFAYETTE, La.--(BUSINESS WIRE)--January 8, 2009--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, and New Orleans-based Ochsner Health System, today announced a definitive agreement to enter into a joint home health venture allowing both organizations to better serve 1.6 million residents in southeast Louisiana.

The joint venture includes an LHC Group purchase of 75-percent of two home health agencies, currently owned by Ochsner, in Kenner and Raceland, Louisiana, and an Ochsner purchase of 25-percent of three home health agencies, currently owned by LHC Group, in Houma, Lutcher and Hammond, Louisiana. The transaction is expected to close on February 1, 2009.

“Ochsner and LHC Group support this partnership because it’s the best move for home health patients in southeast Louisiana. This decision increases Ochsner Home Health locations and patient accessibility to additional home health services provided by LHC Group,” said Warner Thomas, President and Chief Operating Officer of Ochsner Health System. “LHC Group’s proven leadership in the home health industry is an assurance to our patients.”

Keith G. Myers, Chief Executive Officer of LHC Group, added, “Ochsner Health System has a reputation for excellence, and we are proud to become their partner. LHC Group and Ochsner share a common goal of providing high quality patient care in an environment that is exciting and rewarding for our employees and caregivers. Together we intend to develop a home health partnership that will serve as the standard of excellence in the greater New Orleans area and throughout southeast Louisiana.”

For more than 100 Ochsner Home Health employees, effective February 1, 2009, they will become employees of LHC Group. “We welcome the new employees who will become part of the LHC Group family through this joint venture. We are dedicated to their continued success and look forward to providing them with the same commitment to employee satisfaction that they experienced during their tenure with Ochsner,” says Myers.

About LHC Group, Inc.

Headquartered in Lafayette, Louisiana, LHC Group (www.lhcgroup.com) operates 211 home nursing locations in 17 states. Through the Company’s 46 home health partnerships with non-profit hospitals, LHC Group has developed a proven track record of working with hospital partners to provide the highest quality of patient care in the communities that it serves while continually receiving the highest marks in employee satisfaction. LHC Group is led by a distinguished Board of Directors that includes former Louisiana Senator John Breaux and Congressman Billy J. Tauzin. In 2008, LHC Group was ranked #8 on the Forbes 2008 list of “America’s 200 Best Small Companies” and was recently added to the S&P SmallCap 600. LHC Group has more than 5,000 employees throughout the United States.

About Ochsner Health System

Ochsner Health System (www.ochsner.org) is a non-profit, academic, multi-specialty, healthcare delivery system dedicated to patient care, research and education. The system includes seven hospitals and over 35 health centers located throughout Southeast Louisiana. Ochsner employs more than 750 physicians in 90 medical specialties and subspecialties and over 300 clinical research trials annually. Ochsner has been listed as one of the “Best Places to Work” by New Orleans CityBusiness since 2005 and received the Consumer Choice for Healthcare in New Orleans for 13 consecutive years. Ochsner was ranked as “Best” Hospital by U.S. News and World Report in 2007. Ochsner has 11,000 employees system-wide.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, as amended, filed with the Securities and Exchange Commission.

CONTACT:
For LHC Group, Inc.:
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com
or
For Ochsner Health System:
Amiee Goforth, 504-842-4303
Director of Public Relations
agoforth@ochsner.org